Contact:	Investor Contact:	John S. Brittain, Jr. 441.294.6350

	Media Contact:	Sabrena E. Tufts 441.294.6350

For Immediate Release

Quanta Capital Holdings Announces Hurricane Impact

HAMILTON, Bermuda — (BUSINESS WIRE) — October 07, 2004 — Quanta Capital Holdings Ltd. (NASDAQ: QNTA) announced today that the total estimated claims and after tax net losses from hurricanes Charley, Frances, Ivan and Jeanne are expected to be approximately $46 million and will be included in its third quarter financial results. Substantially all of these losses are attributable to our reinsurance business segment and will be mitigated by the continued earnings of premium in future periods from the company's existing reinsurance contracts. The company's aggregate estimate for all four hurricanes includes an updated amount for Hurricane Charley which is consistent with the mid-point of its previously announced estimate.

This estimate of hurricane losses is based on, among other things, those claims that we have received to date, industry loss estimates, output from industry and company models and a review of in-force contracts. The actual amount of losses from the hurricanes and impact on the company's third quarter results may vary significantly from the estimate.

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United Kingdom, Ireland and the United States, Quanta focuses on writing coverage for specialized classes of risk through a team of technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law, including the effect of claims resulting from hurricanes Charley, Frances, Ivan and Jeanne on the Company's results of operations. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations stated or implied will be achieved. As forward-looking statements, these statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from the expected results. Among other things, these forward looking statements could be affected by the number of insureds affected by these hurricanes, the information provided to the Company with respect to these losses, the amount and timing of losses actually incurred and reported by insureds to insurers and subsequently, to reinsurers such as the Company, the preliminary nature of information received to date, and the amount and timing of reinsurance recoverables and reimbursements actually received. These factors and the ones detailed in the Company's filings with the U.S. Securities and Exchange Commission should not be construed as exhaustive. In addition, the company assumes no obligation to update or supplement forward-looking statements to reflect subsequent events or circumstances.